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                                                                      Exhibit 4d
                                   AGREEMENT

     THIS AGREEMENT, dated March 19, 1998 (this "AGREEMENT"), by and between DynaGen, Inc. a Delaware corporation ("DYNAGEN"), and The Endeavour Capital Fund, S.A., a British Virgin Islands corporation ("ENDEAVOUR").

                                WITNESSETH THAT:

     WHEREAS, DynaGen and Endeavour are parties to that certain Stock Purchase Agreement,dated as of August 20, 1997 (the "STOCK PURCHASE AGREEMENT"); providing, among other things, for the sale and purchase of the Series D Convertible Preferred Stock, $.01 par value per share (the "SERIES D PREFERRED STOCK"), of DynaGen; and

     WHEREAS, DynaGen wishes to sell and Endeavour wishes to purchase a tranche of the Series D Preferred Stock;

     NOW, THEREFORE, in consideration of this Agreement and intending to be legally bound hereby, the parties hereto agree as follows;

     1. SALE AND PURCHASE. DynaGen shall sell, and Endeavour shall purchase, the first tranche of the Series D Preferred Stock in the principal amount of $500,000 (the "FIRST TRANCHE") required to be purchased and sold in accordance with the Stock Purchase Agreement and this Agreement.

     2. DELIVERY OF SHARES AND PAYMENT. Endeavour shall pay the purchase price for the First Tranche by delivering immediately available good funds in United States Dollars to Samuel Krieger, Esq. (the "ESCROW AGENT") who shall promptly notify DynaGen of the receipt of such funds. Such funds shall be delivered to the Escrow Agent promptly, but in any event within two business days after the date hereof. Promptly following such notice, but in any event within two business days thereafter, DynaGen shall deliver a certificate (the "CERTIFICATE") for the shares of Series D Preferred Stock constituting the First Tranche duly executed on behalf of DynaGen to the Escrow Agent. Promptly, but in any event within one business day of receipt of the Certificate, the Escrow Agent shall deliver payment for the First Tranche to DynaGen by wire transfer of immediately available good funds in United States. Time is of the essence with respect to the provisions of this SECTION 2.

     3. SETTLEMENT OF PENALTIES. Concurrently with the delivery of the Certificate, DynaGen shall execute and deliver to the Escrow Agent a debenture in the original principal amount of $328,500 and otherwise in the form of EXHIBIT A hereto (the "DEBENTURE"). The Debenture is being delivered to Endeavour in consideration of the waiver of (a) all amounts owed by DynaGen under Section 2. (b)(i) of the Registration Rights Agreement, dated as of August 20, 1997, by and between DynaGen and Endeavour (the "REGISTRATION RIGHTS AGREEMENT") and (b) all amounts incurred by DynaGen up to the date hereof under
Section 2. (b)(ii) of the Registration Rights Agreement, which for the purposes hereof is agreed to be $93,750 (the "REGISTRATION PENALTY"). Upon the delivery of the Certificate, the first Computation Date," as defined in said Section 2(b), shall be extended to a date
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sixty days from the date hereof, provided, that DynaGen shall pay to Endeavour
$18,750 per month (prorated for periods of less than one month) from the date hereof until the earlier of (i) the first Computation Date, as extended hereby, or (ii) the date that a registration statement contemplated by the Registration Rights Agreement is declared effective by the Securities and Exchange Commission. If such registration statement has not been declared effective on such first Computation Date as extended hereby, then DynaGen shall make an additional payment of $7,500 per week to Endeavour (in addition to the monthly payment set forth above) until the earlier of (X) the time the aggregate amount of such additional payment equals the Registration Penalty or (Y) such registration statement is declared effective by the Securities and Exchange Commission.

     4. Waivers and Acknowledgments. Endeavour hereby waives the conditions set forth below to its obligation to purchase the First Tranche. This waiver is solely for the purposes of the sale of the First Tranche and is not a continuing waiver nor is it an agreement to waive the same requirements in the future. Endeavour hereby waives the requirements of the Stock Purchase Agreement set forth in Section 4i.(a) (requiring a five day prior written notice), 4i.(b) (limiting each tranche to $400,000), and 4i.(c)(i), (iii) and
(iv) (requiring effectiveness of the Registration Statement and certain other matters). Endeavour acknowledges that it has been informed that DynaGen has received a notice, dated February 26, 1998, from the NASDAQ stating that DynaGen does not meet the listing requirements of the NASDAQ and is subject to delisting.

     5. Representations and Warranties. Except as set forth on Exhibit A hereto, the representations and warranties of DynaGen set forth in Section 3 of the Stock Purchase Agreement are true and correct in all material respects.

     6. Recent Transactions. Exhibit B hereto sets forth a true, correct and complete list of all material transactions entered into by DynaGen since August 20, 1997.

     7. Costs and Expenses. DynaGen will pay up $13,000.00 of the legal fees of Endeavour incurred since August 20, 1997.

     8. Miscellaneous. Section 10 of the Stock Purchase Agreement shall also govern this Agreement.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                        DYNAGEN, INC.

                                        By: /s/ Dhananjay Wadekar
                                           ----------------------------
                                        Name: Dhananjay Wadekar
                                        Title: Chairman of the Board


                                        THE ENDEAVOUR CAPITAL FUND S.A.

                                        By:
                                           ----------------------------
                                        Name: Shmulie Margulies
                                        Title: Director

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


                                          DYNAGEN, INC.


                                          By:
                                              ------------------------------
                                          Name: Dhananjay Wadekar
                                          Title: Chairman of the Board



                                          THE ENDEAVOUR CAPITAL FUND S.A.


                                          By: /s/ Shmulie Margulies
                                              ------------------------------
                                          Name: Shmulie Margulies
                                          Title: Director